FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL & ENERGY ANNOUNCES THE
RETIREMENT OF ITS CHIEF FINANCIAL OFFICER

Midland, Texas - November 19, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today reported that on November 14, 2007, Bobby W. Page, Vice President, Chief Financial Officer and Secretary, age 65, announced that he plans to retire from his position with the company effective December 14, 2007 to establish a part-time consulting practice. Valerie Newsom, Controller, will become an interim Chief Financial Officer, while a search is underway to locate a permanent replacement.

We appreciate Bobby’s hard work and devotion to United Fuel for the last three years and wish him well,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer.

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

▪   Card-lock operation (unattended re-fueling of commercial vehicles).
▪   Wholesale fuels and lubricants (to commercial customers).
▪   Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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